EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of China Digital Communication Group (File No. 333-162701) of our report dated April 9, 2010 with respect to our audit of the consolidated financial statements of New Energy Systems Group (Formerly known as China Digital Communication Group) as of December 31, 2009 and for the year then ended, which report is included in this Annual Report on Form 10-K/A Amendment No. 4 of New Energy Systems Group for the year ended December 31, 2009.

Goldman Kurland and Mohidin LLP
Encino, California
November 10, 2011